CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our five reports each dated February 19, 2015 relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Reports to Shareholders of the American Funds NVIT Asset Allocation Fund, American Funds NVIT Bond Fund, American Funds NVIT Global Growth Fund, American Funds NVIT Growth Fund, and American Funds NVIT Growth-Income Fund five of the portfolios constituting Nationwide Variable Insurance Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

April 29, 2015